Exhibit 10.14

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 4th day of February, 2011 (the “Execution Date”), by and between BMR-530 FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of October 19, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 21, 2009 (the “First Amendment”), and that certain Second Amendment to Lease dated as of June 16, 2010 (collectively, and as the same may have been further amended, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) from Landlord at 530 Fairview Avenue in Seattle, Washington (the “Building”);

B. WHEREAS, Landlord desires to lease additional premises to Tenant;

C. WHEREAS, Landlord and Tenant desire to extend the Term;

D. WHEREAS, Tenant desires to surrender the 1st Floor Premises; and

E. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as modified by this Amendment, is referred to herein as the “Amended Lease.”

2. 3rd Floor Premises. Effective as of the dates specified in Section 5 below (the “Commencement Dates”), Landlord leases to Tenant and Tenant leases from Landlord eighteen thousand five hundred twelve (18,512) square feet of Rentable Area, consisting of the entire 3rd floor of the Building, as depicted on Exhibit A attached hereto (the “3rd Floor Premises”). From and after each Commencement Date, the term “Premises,” as used in the Amended Lease, shall mean the Original Premises (subject to deletion of the 1st Floor Premises pursuant to Section 8 below) plus the applicable portion(s) of the 3rd Floor Premises. For the sake of clarity, (a) Tenant shall be entitled to lease from Landlord on a monthly basis from time to time throughout the Term (as extended hereby) up to one (1) parking space (located in the Building garage) per one thousand (1,000) square feet of Rentable Area of the 3rd Floor Premises, in accordance with Section 16.2 of the Original Lease, and (b) the Option shall apply to all Premises then leased pursuant to the Amended Lease.

BMR form dated 12/21/10

3. Term. The Term with respect to the 3rd Floor Premises (as the same may be shortened or extended pursuant to the terms of the Amended Lease, the “3rd Floor Term”) shall commence on the 3rd Floor Commencement Date (as defined below). The Term Expiration Date with respect to the entire Premises shall be the date that is five (5) years after the 3rd Floor Commencement Date. Notwithstanding the foregoing, Landlord shall deliver exclusive possession of the 3rd Floor Premises to Tenant (subject to the terms of the Amended Lease) within one (1) business day after the date of mutual execution and delivery of this Amendment. Subject to Section 4 hereof and the Work Letter attached hereto as Exhibit C (the “Work Letter”), Tenant shall then be entitled to commence construction of the TIs (as defined below) without any obligation to pay Basic Annual Rent, Tenant’s Pro Rata Share of Operating Expenses or Property Management Fee until the dates specified in Section 5 below.

4. 3rd Floor Premises Commencement Date.

4.1 The “3rd Floor Commencement Date” shall be the later of (a) the day on which the TIs (as defined below) for Phase 1 (as defined below) are Substantially Complete and (b) July 1, 2011; provided, however, that the 3rd Floor Commencement Date shall be no later than October 1, 2011 (the “Outside Date”). Notwithstanding the foregoing, the Outside Date shall be extended on a day-for-day basis for each day of delay in Tenant’s ability to perform the TIs to the extent such delay is caused by (y) Landlord’s negligence, intentional misconduct or breach of the Amended Lease or (z) an event of Force Majeure (any such delay pursuant to this sentence, a “Landlord Delay”). For purposes of the prior sentence, “Force Majeure” shall have the definition given in Section 4.1.1 of the Original Lease, except that the words “of Landlord” shall be replaced with the words “of Tenant” in the final sentence. Tenant shall provide prompt written notice to Landlord upon Tenant’s becoming aware of a Landlord Delay. Tenant shall execute and deliver to Landlord written acknowledgment of the actual 3rd Floor Commencement Date and the Term Expiration Date within ten (10) days after Tenant takes occupancy of Phase 1, in the form attached as Exhibit B hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the 3rd Floor Commencement Date or Landlord’s or Tenant’s liability hereunder. Failure by Tenant to obtain validation by any medical review board or other similar governmental licensing of the Premises required for the Permitted Use by Tenant shall not serve to extend any Commencement Date, except to the extent such failure is caused by a Landlord Delay.

4.2 Tenant shall cause to be constructed the tenant improvements (with respect to the 3rd Floor Premises, the “3rd Floor TIs;” and in the aggregate, the “TIs”) in the Premises pursuant to the Work Letter at a cost to Landlord not to exceed (a) Two Million Thirty-Six Thousand Three Hundred Twenty Dollars ($2,036,320) (equal to One Hundred Ten Dollars ($110) per square foot of Rentable Area of the 3rd Floor Premises) (the “3rd Floor TI Allowance”) plus (b) One Hundred Seventy-Seven Thousand Five Hundred Sixty Dollars ($177,560) (equal to Ten Dollars ($10) per square foot of Rentable Area of the Original Premises (the “2” Floor TI Allowance” and, together with the 3rd Floor TI Allowance, the “Base TI Allowance”) plus (c) if properly requested by Tenant pursuant to this Section, Four Hundred Sixty-Two Thousand Eight

Hundred Dollars ($462,800) (equal to Twenty-Five Dollars ($25) per square foot of Rentable Area of the 3rd Floor Premises) (the “Additional 3rd Floor TI Allowance”), for a total of Two Million Six Hundred Seventy-Six Thousand Six Hundred Eighty Dollars ($2,676,680). The Base TI Allowance, together with Additional 3rd Floor TI Allowance (if properly requested by Tenant pursuant to this Section), shall be referred to herein as the “TI Allowance.”

4.3 The TI Allowance may be applied to the costs of (a) construction, (b) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the 3rd Floor TIs, (c) costs and expenses for labor, material, equipment and fixtures, (d) project review, plan review, evaluation of compatibility of TIs with base building conditions, assistance (if necessary) with permitting, travel, and attendance at meetings (as deemed necessary by Landlord) by Landlord (which fee shall equal Forty Thousand Dollars ($40,000)), (e) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant (f) data and phone cabling and (g) up to ten percent (10%) of the TI Allowance to the installation of fixtures and equipment, project management fees, architectural and engineering costs and space planning. Subject to Section 6.1 of the Work Letter, the TI Allowance may be used by Tenant at any time following the mutual execution and delivery of this Amendment, and may be applied towards any portion of the Premises (other than the 1st Floor Premises) or 3rd Floor Premises. Landlord shall not charge Tenant any plan or construction review, oversight or management fees in relation to the TIs other than the Forty Thousand Dollar ($40,000) fee set forth above.

4.4 In no event shall the TI Allowance be used for (a) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord in accordance with the terms of the Amended Lease, which approval shall not be unreasonably withheld, conditioned or delayed, (b) payments to Tenant or any affiliates of Tenant, (c) costs resulting from any default by Tenant of its obligations under the Amended Lease, (d) furniture (other than as expressly permitted pursuant to Subsection 4.3(g)) or (e) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

4.5 Provided that Tenant is not then in monetary default of its obligations under the Amended Lease, Tenant shall be permitted to apply up to Seventy-Five Thousand Three Hundred Forty-Four and 63/100 Dollars ($75,344.63) of the 2nd Floor TI Allowance toward Basic Annual Rent due for May 2014.

4.6 In the event Tenant elects to use the Additional 3rd Floor TI Allowance, Tenant shall pay to Landlord, as Rent, an amount equal to the drawn portion of such allowance, amortized over the Term with respect to Phase 1 (as defined below) at a rate of ten percent (10%) per annum, with such amount increasing by three percent (3%) on each annual anniversary of the 3rd Floor Commencement Date (i.e., from ten percent (10%) to ten and three tenths percent (10.3%) on the first (1st) such anniversary). Tenant shall make payments with respect to the Additional 3rd Floor TI Allowance (plus interest thereon) in equal monthly installments so that the full amount shall be paid as of the expiration of the Term. Tenant shall pay such amounts with the payment of Basic Annual Rent for each month. The payments Tenant is required to make with respect to the Additional 3rd Floor TI Allowance shall constitute “Additional Rent” in accordance with Section 6.2 of the Original Lease.

4.7 Prior to entering the 3rd Floor Premises, Tenant shall furnish to Landlord evidence reasonably satisfactory to Landlord that insurance coverages required of Tenant under Article 22 of the Original Lease are in effect, and such entry shall be subject to all the terms and conditions of the Amended Lease other than the payment of Basic Annual Rent, Tenant’s Pro Rata Share of Operating Expenses or the Property Management Fee.

4.8 The architect, engineer, general contractor and major subcontractors shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony.

4.9 Upon the expiration or earlier termination of the Term, and subject to Sections 18.8, 18.9 and 25.5 of the Original Lease, Tenant may or shall (as applicable) remove any Tenant’s Personal Property in accordance with Sections 18.5 and 20.3 of the Original Lease.

5. Sales Tax.

5.1 Retail sales tax otherwise applicable to portions of construction of the TIs may be eligible for deferral pursuant to RCW 82.63 (the “Sales Tax Deferral”) as a result of the uses of the Premises intended by Tenant. Tenant may make application with the Washington State Department of Revenue (the “State”) for the Sales Tax Deferral with respect to work to be performed and paid for by Tenant pursuant to this Amendment. When the State has determined the final amount of the sales tax that Tenant may defer pursuant to the Sales Tax Deferral Program, Tenant shall provide Landlord with written notice of such amount.

5.2 Tenant agrees if a subsequent audit by the State determines that (a) because Tenant’s use of the Premises has changed or (b) for any other reason, any of the sales tax previously deferred pursuant to the Sales Tax Deferral is now due and owing to the State, then Tenant shall pay to the State, by the date such amount is due, the amount required to be paid to the State, including any penalties and interest due to the State; provided that Tenant may conduct a good faith contest of any such determination by the State in accordance with appropriate administrative procedures so long as payment of the amount claimed by the State is stayed during the conduct of the contest. If Tenant desires to dispute the amount claimed by the State to be due but payment of such amount is not stayed during the conduct of the proceedings, Tenant shall pay the amount due but, at Tenant’s option, may pay the amount claimed by the State under protest.

5.3 Landlord shall reasonably cooperate with and assist Tenant in any challenges or audits to the Sales Tax Deferral benefit. Landlord shall promptly notify Tenant of any such action of which Landlord becomes aware, and shall promptly forward any correspondence regarding any such challenge or audit. Tenant shall have the right to contest or review on its own behalf (but not on Landlord’s behalf) any proceedings regarding the Sales Tax Deferral benefit that may be instituted before, during or after the Term. Landlord shall, on a timely basis, execute all necessary instruments in connection with any such protest, appeal or other proceedings, at no cost to Landlord. If any proceeding may only be instituted and maintained by Landlord, then Landlord shall do so at Tenant’s cost upon the request of Tenant, unless Landlord reasonably objects.

6. 3rd Floor Occupancy Schedule and Basic Annual Rent.

6.1 Phase 1. Commencing on the 3rd Floor Commencement Date, Tenant shall lease ten thousand eight hundred eleven square feet (10,811) of the 3rd Floor Premises, as depicted on Exhibit A attached hereto (“Phase 1”). Initial Basic Annual Rent for Phase 1 shall equal Forty-Eight Dollars ($48) per square foot of Rentable Area. Tenant shall commence paying (i) Tenant’s Pro Rata Share of Operating Expenses and the Property Management Fee for Phase 1 on the 3rd Floor Commencement Date and (ii) Basic Annual Rent for Phase 1 three (3) months after the 3rd Floor Commencement Date.

6.2 Phase 2. Commencing on the date that is twelve (12) months after the 3rd Floor Commencement Date (the “Phase 2 Commencement Date”), Tenant shall lease an additional four thousand twenty-eight (4,028) square feet of the 3rd Floor Premises, as depicted on Exhibit A attached hereto (“Phase 2”), which shall increase the Tenant’s 3rd Floor Premises Rentable Area to fourteen thousand eight hundred thirty-nine (14,839) square feet. As of the Phase 2 Commencement Date, the Basic Annual Rent for Phase 1 and Phase 2 shall equal Forty-Nine and 44/100 Dollars ($49.44) per square foot of Rentable Area. Tenant shall commence paying Basic Annual Rent, Tenant’s Pro Rata Share of Operating Expenses and the Property Management Fee for Phase 2 on the Phase 2 Commencement Date.

6.3 Phase 3. Commencing on the date that is six (6) months after the Phase 2 Commencement Date (the “Phase 3 Commencement Date”), Tenant shall lease an additional three thousand six hundred seventy-three (3,673) square feet of the 3rd Floor Premises, as depicted on Exhibit A attached hereto (“Phase 3”), which shall increase Tenant’s 3rd Floor Premises Rentable Area to eighteen thousand five hundred twelve (18,512) square feet. As of the Phase 3 Commencement Date, Basic Annual Rent for Phase 1, Phase 2 and Phase 3 shall equal Forty-Nine and 44/100 Dollars ($49.44) per square foot of Rentable Area. Tenant shall commence paying Basic Annual Rent, Tenant’s Pro Rata Share of Operating Expenses and the Property Management Fee for Phase 3 on the Phase 3 Commencement Date.

7. 3rd Floor Basic Annual Rent. The initial annual Basic Annual Rent per square foot of Rentable Area for the 3rd Floor Premises shall be Forty-Eight and 00/100 ($48.00) as of the 3rd Floor Commencement Date and shall increase by three percent (3%) on each annual anniversary of the 3rd Floor Commencement Date following the Phase 3 Commencement Date.

8. Original Premises Basic Annual Rent. On April 1, 2014, Basic Annual Rent for the Original Premises shall be adjusted to reflect the rate of Basic Annual Rent per square foot of Rentable Area then in effect for the 3rd Floor Premises, and shall increase by three percent (3%) on each subsequent annual anniversary of the 3rd Floor Commencement Date commencing on the first annual anniversary of the 3rd Floor Commencement Date following April 1, 2014. Notwithstanding the foregoing, Tenant shall not be obligated to pay Basic Annual Rent for the Original Premises for the month of April, 2014.

9. 1st Floor Premises Surrender Date. Within ten (10) business days after the 3rd Floor Commencement Date (the “1st Floor Premises Surrender Date”), Tenant shall surrender to Landlord the 1st Floor Premises in the condition required by Section 19.2 of the Original Lease. Tenant shall not be required to pay Basic Annual Rent, Tenant’s Pro Rata Share of Operating Expenses or Property Management Fee with respect to the 1st Floor Premises for the ten (10) business day period following the 3rd Floor Commencement Date.

10. 1st Floor Premises Basic Annual Rent. Notwithstanding anything in the Amended Lease to the contrary, until the 1st Floor Premises Surrender Date, Tenant shall pay Basic Annual Rent, Tenant’s Pro Rata Share of Operating Expenses and Property Management Fee for the 1st Floor Premises calculated as if Tenant were leasing only four thousand five hundred two (4,502) square feet of Rentable Area of the 1st floor of the Building. Landlord shall, within thirty (30) days after the mutual execution and delivery of this Amendment, refund all amounts charged by Landlord and paid by Tenant for Basic Annual Rent, Tenant’s Pro Rata Share of Operating Expenses and Property Management Fee for any 1st Floor Premises in excess of four thousand five hundred two (4,502) square feet of Rentable Area collected by Landlord for the period commencing on September 15, 2010.

11. Generator. Section 3 of the First Amendment is hereby amended by replacing the words “twenty kilowatts of power” with “Tenant’s Pro Rata Share of power.” The following sentence shall be added after the second (2nd) sentence of Section 3 of the First Amendment: “Any other emergency power required by Tenant shall be provided at Tenant’s sole cost and expense, and shall comply with the requirements of the Lease and Applicable Laws.”

12. Termination of Right of First Refusal. Article 43 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.

13. Termination of Expansion Option. Article 44 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.

14. Right of First Offer. Tenant shall have a continuing right of first offer (“ROFO”) as to any rentable premises within the first, fourth and fifth floors of the Building for which Landlord is seeking a tenant (“Available ROFO Premises”); provided, however, that in no event shall Landlord be required to lease any Available ROFO Premises to Tenant for any period past the date on which the Amended Lease expires or is terminated pursuant to its terms. To the extent that Landlord renews or extends a then-existing lease with any then-existing tenant of any space or expands such tenant’s premises thereunder, or enters into a new lease with such then-existing tenant for its then-leased premises, the affected space shall not be deemed to be Available ROFO Premises. In the event Landlord intends to market Available ROFO Premises, Landlord shall provide written notice thereof to Tenant (the “Notice of Marketing”).

14.1 Within ten (10) days following its receipt of a Notice of Marketing, Tenant shall advise Landlord in writing whether Tenant elects to lease all (not just a portion) of the Available ROFO Premises and on what terms and conditions. If Tenant fails to notify Landlord of Tenant’s election within said ten (10) day period, then Tenant shall be deemed to have elected not to lease the Available ROFO Premises.

14.2 If Tenant timely notifies Landlord that Tenant elects to lease all of the Available ROFO Premises and of the terms and conditions therefore (“Tenant’s Offer”) (provided that Tenant shall be required to lease the Available ROFO Premises for at least the remainder of the then-current Term), then Landlord shall have ten (10) days after receipt of Tenant’s Offer to respond to Tenant in writing whether Landlord elects to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer.

14.3 If (a) Tenant notifies Landlord that Tenant elects not to lease the Available ROFO Premises, (b) Tenant fails to notify Landlord of Tenant’s election within the ten (10)-day period described above or (c) Landlord declines to lease the Available ROFO Premises to Tenant on the terms and conditions set forth in Tenant’s Offer, then Landlord shall have the right to consummate a lease of the Available ROFO Premises at base rent and concessions (including, without limitation, free rent, tenant allowance and brokerage commissions) not less than ninety-five percent (95%) of that stated in Tenant’s Offer, if applicable. If Landlord fails to so consummate a lease of the Available ROFO Premises within six (6) months after the date of Tenant’s Offer, then Landlord must again offer the Available ROFO Premises to Tenant pursuant to the terms of this Article prior to leasing the Available ROFO Premises to a third party.

14.4 Notwithstanding anything in this Article to the contrary, Tenant shall not exercise the ROFO during such period of time after Landlord has notified Tenant that Tenant is in default under any provision of the Amended Lease and Tenant has not cured such default. Any attempted exercise of the ROFO during a period of time in which Tenant is so in default shall be void and of no effect.

14.5 Notwithstanding anything in the Amended Lease to the contrary, Tenant shall not assign or transfer the ROFO separately from an assignment or transfer of Tenant’s interest in the Amended Lease.

14.6 If Tenant exercises the ROFO, Landlord does not guarantee that the Available ROFO Premises will be available on the anticipated commencement date for the lease as to such Available ROFO Premises due to a holdover by the then-existing occupants of the Available ROFO Premises or for any other reason beyond Landlord’s reasonable control.

15. Shared Conference Room. Tenant agrees to make commercially reasonable efforts to make that certain conference room located on the lst floor of the Building, as depicted on Exhibit D attached hereto (the “Shared Conference Room”), available for commercial office use by Presage Biosciences, Inc. (“Presage”), so long as it remains a conference room, subject to the following terms and conditions: (a) Presage shall have the right to use the Shared Conference Room up to two (2) times per week for up to one and one-half (1 1/2) hours per use; (b) Presage’s use shall be limited to the hours between 8:00 a.m. and 5:00 p.m., unless otherwise agreed by Tenant and Presage; (c) Presage shall notify Tenant via email at least two (2) business days prior to the desired time of use, which request shall include the requested time of use, duration of use, and estimated number of participants; (d) Presage and its participants using the Shared Conference Room shall be escorted by a representative of Tenant at all times; and (e) if Tenant has already scheduled a meeting in the Shared Conference Room prior to receiving Presage’s request, Tenant shall provide Presage with access to another of Tenant’s conference rooms of similar size and quality to the Shared Conference Room to the extent available. If, at any time prior to the 3rd Floor Commencement Date, Tenant no longer uses the Shared Conference Room as a conference room, Landlord, Tenant and Presage shall work together in good faith to provide Presage with another conference room within the Premises on substantially the same terms and conditions imposed pursuant to this Section. Landlord shall indemnify, defend and hold Tenant harmless from any Claims resulting from Presage’s use of the Shared Conference Room, except to the extent caused by Tenant’s negligence or intentional misconduct.

16. Security Deposit. Within five (5) business days after execution of this Amendment, Tenant shall deposit Sixty Thousand Dollars ($60,000) (the “Additional Security Deposit”) with Landlord, which shall become part of the Security Deposit. The Additional Security Deposit shall (a) be in cash or (b) satisfy the requirements for L/C Security and be from an issuer reasonably acceptable to Landlord.

17. Condition of Original Premises and 3rd Floor Premises.

17.1 Tenant acknowledges that (a) it is in possession of the Original Premises and is fully familiar with the condition of the Original Premises, (b) it agrees to accept the Original Premises in their condition “as is” as of applicable Commencement Date, subject to Landlord’s representations, warranties and obligations under the Amended Lease, and (c) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s occupancy or continued occupancy or to pay for any improvements to the Premises, except as may be expressly provided in the Amended Lease.

17.2 Tenant acknowledges that (a) subject to Landlord’s obligations under Article 19 of the Original Lease, Tenant agrees to accept the 3rd Floor Premises in their condition “as is” as of the applicable Commencement Date; provided that Landlord shall deliver the same to Tenant (i) with the Core and Shell Work and the Warm Shell Work Substantially Complete, (ii) in substantial compliance with Applicable Laws and (iii) free and clear of other occupants or personal property and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the 3rd Floor Premises for Tenant’s occupancy or continued occupancy or to pay for any improvements to the Premises, except as may be expressly provided in the Amended Lease (including, without limitation, Exhibit C attached hereto).

18. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Jones Lang LaSalle (“Tenant’s Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Tenant’s Broker, employed or engaged by it or claiming to have been employed or engaged by it. Landlord represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than CB Richard Ellis (“Landlord’s Broker” and, together with Tenant’s Broker, the “Brokers”), and agrees to indemnify, defend and hold Tenant harmless from any and all cost or liability for compensation claimed by any such broker or agent, including Landlord’s Broker, employed or engaged by it or claiming to have been employed or engaged by it. Brokers are entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Brokers pursuant to separate agreements between Landlord and Brokers.

19. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the Execution Date, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

20. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

21. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-530 FAIRVIEW AVENUE LLC, a Delaware limited liability company

By:	/s/ KEVIN M. SIMONSEN
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

NANOSTRING TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ WAYNE BURNS
Name:	Wayne Burns
Title:	CFO

NOTARIZATION (required in the State of Washington)

STATE OF WASHINGTON	)
: ss.
COUNTY OF King )

I certify that I know or have satisfactory evidence that Wayne Burns is the person who appeared before me, and s/he acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the Chief Financial Officer of NanoString Technologies, a corporation, to be the free and voluntary act of such corporation for the uses and purposes mentioned in the instrument.

Dated this 4 day of February, 2011.

/S/ SUSAN R VAN DEN AMEELE
[Signature of Notary]

Susan R Van Den Ameele
[Print Name of Notary]

See attached document-cdb

Notary Public in and for the State of
Washington, residing at Seattle.
My commission expires: 21 September 2011.

STATE OF	)
: ss.
COUNTY OF	)

I certify that I know or have satisfactory evidence that                              is the person who appeared before me, and s/he acknowledged that s/he signed this instrument, on oath stated that s/he was authorized to execute the instrument and acknowledged it as the                              of                             , a corporation, to be the free and voluntary act of such corporation for the uses and purposes mentioned in the instrument.

Dated this      day of             , 201  .

[Signature of Notary]

[Print Name of Notary]

Notary Public in and for the State of
Washington, residing at .
My commission expires: .

CALIFORNIA ALL-PURPOSE CERTIFICATE OF ACKNOWLEDGMENT

State of California

County of San Diego

On Feb. 8, 2011 before me, Christy Bartlett, Notary Public,
(Here insert name and title of the officer)

personally appeared Keith Simonsen,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[signature]

Signature of Notary Public

CHRISTY D. BARTLETT
Commission # 1884573
Notary Public - California
San Diego County
My Comm. Expires Mar 29, 2014

(Notary Seal)

ADDITIONAL OPTIONAL INFORMATION

DESCRIPTION OF THE ATTACHED DOCUMENT

(Title or description of attached document)

(Title or description of attached document continued)

Number of Pages _____ Document Date _________

(Additional information)

CAPACITY CLAIMED BY THE SIGNER

- ☐ Individual (s)
- ☐ Corporate Officer

  (Title)
- ☐ Partner(s)
- ☐ Attorney-in-Fact
- ☐ Trustee(s)
- ☐ Other ____________

INSTRUCTIONS FOR COMPLETING THIS FORM

Any acknowledgment completed in California must contain verbiage exactly as appears above in the notary section or a separate acknowledgment form must be properly completed and attached to that document. The only exception is if a document is to be recorded outside of California. In such instances, any alternative acknowledgment verbiage as may be printed on such a document so long as the verbiage does not require the notary to do something that is illegal for a notary in California (i.e. certifying the authorized capacity of the signer). Please check the document carefully for proper notarial wording and attach this form if required.

- State and County information must be the State and County where the document signer(s) personally appeared before the notary public for acknowledgment.
- Date of notarization must be the date that the signer(s) personally appeared which must also be the same date the acknowledgment is completed.
- The notary public must print his or her name as it appears within his or her commission followed by a comma and then your title (notary public).
- Print the name(s) of document signer(s) who personally appear at the time of notarization.
- Indicate the correct singular or plural forms by crossing off incorrect forms (i.e. ~~he~~/she/~~they~~, is /~~are~~) or circling the correct forms. Failure to correctly indicate this information may lead to rejection of document recording.
- The notary seal impression must be clear and photographically reproducible. Impression must not cover text or lines. If seal impression smudges, re-seal if a sufficient area permits, otherwise complete a different acknowledgment form.
- Signature of the notary public must match the signature on file with the office of the county clerk.
  - Additional information is not required but could help to ensure this acknowledgment is not misused or attached to a different document.
  - Indicate title or type of attached document, number of pages and date.
  - Indicate the capacity claimed by the signer. If the claimed capacity is a corporate officer, indicate the title (i.e. CEO, CFO, Secretary).
- Securely attach this document to the signed document

2008 Version CAPA v12.10.07 800-873-9865 www.NotaryClasses.com

EXHIBIT A

3rd FLOOR PREMISES

A-1

EXHIBIT A

3rd FLOOR PREMISES

*	Location for Phase 1 and Phase 2 shall be determined at a later date while Phase 3 shall comprise the entire floor.

EXHIBIT B

ACKNOWLEDGEMENT OF 3RD FLOOR COMMENCEMENT DATE AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF 3RD FLOOR COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of [            ], 20[    ], with reference to that certain Third Amendment to Lease (the “Amendment”) dated as of January [    ], 2011, by [            ], a [            ] (“Tenant”), in favor of BMR-530 Fairview Avenue LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amendment.

Tenant hereby confirms the following:

1. Tenant accepted possession of Phase 1 on [            ], 20[    ].

2. To the best of Tenant’s knowledge after reasonable investigation, the 3rd Floor Premises are in good order, condition and repair.

3. To the best of Tenant’s knowledge after reasonable investigation, the 3rd Floor TIs are Substantially Complete.

4. To the best of Tenant’s knowledge after reasonable investigation, all conditions of the Amended Lease to be performed by Landlord as a condition to the full effectiveness of the Amended Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the 3rd Floor Premises.

5. In accordance with the provisions of Section 4 of the Amendment, the 3rd Floor Commencement Date is [            ], 20[    ], and, unless the Amended Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [            ], 20[    ].

6. Tenant commenced occupancy of Phase 1 for the Permitted Use on [            ], 20[    ].

7. The Amended Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the 3rd Floor Premises[, except [            ]].

8. To the best of Tenant’s knowledge after reasonable investigation, Tenant has no existing defenses against the enforcement of the Amended Lease by Landlord, and there exist no offsets or credits against Rent owed or to be owed by Tenant.

9. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Amended Lease commenced to accrue on [            ], 20[    ], with Basic Annual Rent payable on the dates and amounts set forth in the chart below:

Dates	Approximate Square Feet of Rentable Area		Basic Annual Rent per Square Foot of Rentable Area	Monthly Basic Annual Rent		Basic Annual Rent		Tenant’s Pro Rata Share
[ ]/[ ]/[ ]- [ ]/[ ]/[ ]	[	]	$[ ] [monthly] [OR] [annually]	[	]	[	]	[	]%

10. The undersigned Tenant has not made any prior assignment, transfer, hypothecation or pledge of the Amended Lease or of the rents thereunder or sublease of the Premises or any portion thereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of 3rd Floor Commencement Date and Term Expiration Date as of the date first written above.

TENANT:
,
a

By:
Name:
Title:

EXHIBIT C

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 4th day of February, 2011, by and between BMR-FAIRVIEW AVENUE LLC, a Delaware limited liability company (“Landlord”), and NANOSTRING TECHNOLOGIES, INC., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Third Amendment to Lease dated as of February 4, 2011 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Amendment”), by and between Landlord and Tenant for the Premises located at 530 Fairview Avenue in Seattle, Washington. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amendment.

1. General Requirements.

1.1 Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (a) Rahn Verhaeghe as the person authorized to initial plans, drawings and approvals and to sign change orders pursuant to this Work Letter and (b) Anne Hoffman as the person authorized to sign any amendments to this Work Letter or the Amended Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Wayne Burns (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2 Schedule. The schedule for design and development of the TIs, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the TIs. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within five (5) business days after delivery to Landlord. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3 Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the TIs shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or that do not provide a commercial standard of service appropriate for an institutional-quality asset. Landlord acknowledges that it does not have any required vendors, contractors or subcontractors that Tenant shall be required to use during construction of the TIs.

2. TIs. All TIs shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Amendment, the Additional 3rd Floor TI Allowance) and in accordance with the Approved Plans (as defined below), the Amended Lease and this Work Letter. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Amended Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Tenant or its contractors as the TIs shall be new or “like new;” and the TIs shall be performed in a first-class, workmanlike manner. Tenant shall take, and shall its contractors to take, commercially reasonable steps to protect the Premises during the performance of any TIs, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. Landlord agrees that the TIs may include specialized improvements and equipment necessary for the Permitted Use, including glass washes, cold rooms, warm rooms and freezers, all subject to Landlord’s reasonable approval.

2.1 Work Plans. Tenant shall prepare and submit to Landlord for approval (such approval not to be unreasonably withheld, conditioned or delayed) schematics covering the TIs prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within five (5) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2 Construction Plans. Tenant shall prepare final plans and specifications for the TIs that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.3 Changes to the TIs. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change, (c) the party responsible for payment for the cost of the Change in accordance with the next sentence and (d) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the TIs as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.4 Preparation of Estimates. Tenant shall, before proceeding with any Change, using commercially reasonable efforts, prepare as soon as is reasonably practicable an estimate of the increased costs or savings that would result from such Change, as well as an estimate on such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing (with approval not to be unreasonably withheld, conditioned or delayed), or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

3. Completion of TIs. Tenant, at its sole cost and expense (except for the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Amendment, the Additional 3rd Floor TI Allowance), shall perform and complete the TIs in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Amended Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant in writing prior to the signing of a contract with the general contractor) and the board of fire underwriters having jurisdiction over the Premises. The TIs shall be deemed completed at such time as Tenant shall furnish to Landlord (v) evidence reasonably satisfactory to Landlord that (i) all TIs have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and final unconditional waivers and releases of liens, each in a form reasonably acceptable to Landlord and complying with Applicable Laws, from the general contractor and from each subcontractor and material supplier (provided that Tenant shall not be required to provide waivers and releases of liens from subcontractors and material suppliers for with respect to up to Fifty Thousand Dollars ($50,000) of TI labor or materials in the aggregate)), (ii) any and all liens related to the TIs (and not caused by Landlord’s failure to timely pay amounts owed by Landlord hereunder) have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iii) no security interests relating to the TIs are outstanding, (w) all certifications and approvals with respect to the TIs that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Premises, (x) certificates of insurance required by the Amended Lease to be purchased and maintained by Tenant, (y) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans and (z) complete drawing print sets and electronic CADD files on disc of all contract documents for work performed by their architect and engineers in relation to the TIs.

4. Insurance.

4.1 Property Insurance. At all times during the period beginning with commencement of construction of the TIs and ending with final completion of the TIs, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Amended Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all TIs and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the TIs or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance, except to the extent such claim is caused by Landlord’s negligence or intentional misconduct. Said property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear.

4.2 Workers’ Compensation Insurance. At all times during the period of construction of the TIs, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the TIs, except to the extent covered by the property insurance carried (or required to be carried) by Landlord pursuant to the Lease. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord or the Landlord Indemnitees harmless from or against liability caused by Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the TIs shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. TI Allowance.

6.1 Application of TI Allowance. Landlord shall contribute, in the following order, the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Amendment, the Additional 3rd Floor TI Allowance toward the costs and expenses incurred in connection with the performance of the TIs, in accordance with Section 4 of the Amendment. If the entire 2nd Floor TI Allowance is not applied toward or reserved for the costs of the TIs, then Tenant may use the remainder for the 3rd Floor TIs. Tenant shall apply for the 3rd Floor TI Allowance and Additional 3rd Floor TI Allowance using an Advance Request (as defined below) no later than March 31, 2012. Tenant shall not be required to use or exhaust the 2nd Floor TI Allowance prior to the 3rd Floor TI Allowance or Additional 3rd Floor TI Allowance. Tenant may apply the Base TI Allowance and, if properly requested by Tenant pursuant to the terms of the Amendment, the Additional 3rd Floor TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amended Lease.

6.2 Approval of Budget for the TIs. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Amended Lease, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the TIs (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the TIs as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the TIs that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for TIs that is proposed by Tenant.

6.3 Advance Requests. Upon submission by Tenant to Landlord of (a) a statement (an “Advance Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the TIs performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the TI Allowance then being requested, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier with respect to previous payments made by either Landlord or Tenant for the TIs in a form acceptable to Landlord and complying with Applicable Laws and (e) conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the TIs performed that correspond to the Advance Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within fifteen (15) days following receipt by Landlord of an Advance Request and the accompanying materials required by this Section, pay to the applicable contractors, subcontractors and material suppliers or to Tenant (for reimbursement for payments made by Tenant prior to Landlord’s approval of the Approved Budget to such contractors, subcontractors or material suppliers), as elected by Tenant, the amount of TI costs set forth in such Advance Request; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the TIs is approved in accordance with Section 6.2 above, and any Advance Request under this Section shall be subject to the payment limits set forth in Section 6.2 above and Section 4 of the Amendment.

7. Miscellaneous.

7.1 Number; Headings. Where applicable in this Work Letter, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The section headings of this Work Letter are not a part of this Work Letter and shall have no effect upon the construction or interpretation of any part hereof

7.2 Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Work Letter, then the substantially prevailing party shall be entitled to have and recover from the other party reasonable attorneys’ fees, charges and disbursements and costs of suit.

7.3 Time of Essence. Time is of the essence with respect to the performance of every provision of this Work Letter in which time of performance is a factor.

7.4 Covenant and Condition. Each provision of this Work Letter performable by Tenant shall be deemed both a covenant and a condition.

7.5 Withholding of Consent. Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

7.6 Invalidity. Any provision of this Work Letter that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Work Letter shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

7.7 Interpretation. The language in all parts of this Work Letter shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

7.8 Successors. Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors, assigns, sublessees. Nothing in this Section shall in any way alter the provisions of the Amended Lease restricting assignment or subletting.

7.9 Governing Law. This Work Letter shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

7.10 Power and Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Work Letter have the power, authority and legal capacity to sign this Work Letter on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf said individual or individuals have signed.

7.11 Counterparts. This Work Letter may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

7.12 Amendments; Waiver. No provision of this Work Letter may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant. The waiver by Landlord of any breach by Tenant of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition herein contained.

7.13 Waiver of Jury Trial. To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Work Letter; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Work Letter or the Premises.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

BMR-530 FAIRVIEW AVENUE LLC, a Delaware limited liability company

By:	/s/ KEVIN M. SIMONSEN
Name:	Kevin M. Simonsen
Title:	VP, Real Estate Counsel

TENANT:

NANOSTRING TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ WAYNE BURNS
Name:	Wayne Burns
Title:	CFO

EXHIBIT D

SHARED CONFERENCE ROOM

D-1